EXHIBIT 107

Calculation of Filing Fee Tables

Registration Statement on Form S-1

(Form Type)

 374WATER INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock, par value $0.0001 (3)	Rule 457(o)			$25,000,000 (2)	$92.70 per $1,000,000	$2,317.50	-	-	-	-
Fees to Be Paid	Equity	Underwriter’s warrants (4)	Rule 457(g)			-	-	-	-	-	-	-
Fees to Be Paid	Equity	Common stock issuable upon exercise of underwriter’s warrants (5)	Rule 457(g)			-	-	-	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts				-	$25,000,000		$2,317.50
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$2,317.50

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”). The securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	Includes shares of our common stock which may be issued upon exercise of the underwriter’s 45-day over-allotment option.
(4)

We have agreed to issue to the underwriter warrants to purchase up to ☐ percent (☐%) in the aggregate of the shares of our common stock (the “Underwriter Warrants”) to be issued and sold in this offering. The Underwriter Warrants are exercisable for a price per share equal to ☐ percent (☐%) of the public offering price.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to ☐% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Underwriter’s Warrants is $☐, which is equal to ☐% of $ (☐% of $☐).